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                                                 I HEREBY CERTIFY THAT THIS IS A
                                                 TRUE, COMPLETE AND CORRECT COPY
                                                 OF THE DOCUMENT.

                                                 /s/ [Illegible]
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95.03.31                                                               Rev. 1/94

                      MASTER LEASE AGREEMENT FOR EQUIPMENT

      This Agreement, dated March 31, 1995, is between SLC FINANCIAL CORPORATION, having its principal place of business at 6560 North Scottsdale Road, Suite J205, Scottsdale, Arizona 85253 (together with any permitted assignee of any Item of Equipment, ("Lessor") and AWIN LEASING COMPANY, INC., having its principal place of business at 7201 East Camelback Road, Suite 375, Scottsdale, Arizona 85251 ("Lessee").

Section 1.   DEFINITIONS.

      "Equipment Schedule" means the one Equipment Schedule, numbered 01, which is attached to this Master Lease Agreement, and any Equipment Schedules subsequently attached to this Master Lease Agreement with the mutual consent of Lessor and Lessee, and includes all attachments to any such Equipment Schedule.

      "Items of Equipment" means and includes all of the items of equipment described on any single Equipment Schedule.

      "Equipment" means and includes the aggregate of all Items of Equipment on all of the Equipment Schedules attached to this Master Lease Agreement.

      "Lease" means any individual Lease of any Items of Equipment which is created pursuant to the terms of this Master Lease Agreement and the particular Equipment Schedule pertaining to such Items of Equipment.

      The terms "Overdue Rate", "Interim Rent Date", "First Basic Rent Date", "Last Basic Rent Date", "Expiration Date" and "Casualty Value", when used with respect to the leasing of any Items of Equipment, shall have the meanings set forth in the relevant Equipment Schedule or Certificate of Acceptance attached to the Equipment Schedule for such Items of Equipment.

Section 2.   AGREEMENT FOR LEASE OF EQUIPMENT.

      Subject to, and upon all of the terms and conditions contained in this Master Lease Agreement and in the Equipment Schedules attached hereto, Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor all of the Equipment which is delivered to and accepted by Lessee in the manner described in Section 4 below. Each Equipment Schedule, with the attached Certificate of Acceptance and all other attachments thereto, when fully-executed by Lessor and Lessee as provided therein, shall constitute a separate Lease of the Items of Equipment described on such Equipment Schedule. The terms and provisions of this Master Lease Agreement shall be incorporated by reference in each Equipment Schedule, and such terms and provisions are intended to govern and be applied to the rights and obligations of Lessor and Lessee regarding each of the Items of Equipment and the Lease pertaining thereto.

Section 3.   ACCEPTANCE OF EQUIPMENT.

      Immediately upon delivery to Lessee of any Items of Equipment, Lessee shall inspect such Items of Equipment and, unless Lessee gives Lessor prompt written notice of any defect in, or other proper objection to, such Items of Equipment, Lessee shall, promptly upon completion of such inspection (which inspection may include any reasonable period of time necessary to determine the functionality and fitness of such Items of Equipment) and the installation of such Items of Equipment, execute and deliver to Lessor the Certificate of Acceptance attached to the Equipment Schedule for such Items of Equipment. Lessee's execution of such Certificate of Acceptance shall constitute (a) Lessee's unconditional acceptance of such Items of Equipment for lease from Lessor on the Date of Acceptance specified in such Certificate of Acceptance and
(b) Lessee's acknowledgment and certification that such Items of Equipment have been delivered to and inspected by Lessee, have been installed to Lessee's satisfaction, are in good working order, repair, and condition, and have been accepted for maintenance by the manufacturer.

Section 4.   TERM OF LEASE.

      The Lease term for any Items of Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Items of Equipment, provided that each of the conditions precedent set forth in Section 3 hereof has been fulfilled to Lessor's satisfaction by that date, and shall continue until the Expiration Date as specified in the Certificate of Acceptance ("Initial Term"). All terms and conditions of this


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Agreement shall remain in full force and effect during any successive period.
Lessee shall provide written notice to Lessor thirty (30) days prior to the Expiration Date as to whether, at the Expiration Date of the initial term, Lessee intends to (i) return the Items of Equipment to the Lessor, (ii) extend the Lease in conformity with the terms and conditions set forth on the Equipment Schedule pertaining to the Items of Equipment or (iii) purchase the Items of Equipment for the price and on the terms and conditions set forth in the Equipment Schedule. If Lessee is not in default at the time, upon tender at the Expiration Date (as it may be extended in accordance with this Section 4) of payment of the purchase price stipulated in the relevant Equipment Schedule for any Item of Equipment, Lessee shall be entitled to possession and ownership of such Item of Equipment, all obligations of Lessee to pay Rent on such Item of Equipment shall cease, all limitations on the use or disposition by Lessee of such Item of Equipment shall cease and Lessee shall be released from all and every other obligation, limitation or responsibility pertaining to such Item of Equipment hereunder. In addition, any security interest claimed by Lessor or its assignee in such Item of Equipment shall be null and void and Lessor or its assignee shall promptly take all actions to evidence such purchase by Lessee, including without limitation, filing any termination statements to evidence complete release of any security interest in such Items of Equipment and preparing and executing any bill of sale to evidence such transfer. The previous sentence of this section shall apply with equal force to any Item of Equipment which is transferred to Lessee pursuant to the terms of Section 14(c) hereof.

Section 5.   RENTAL CHARGES.

       Lessee shall pay to Lessor as rent for any Items of Equipment during the Lease term therefor the following amounts (collectively, the "Rent"):

       (a) On the Interim Rent Date, an amount ("Interim Rent") equal to the total monthly Basic Rent, divided by thirty (30) days, and then multiplied by the number of days from and including the date of Lessee's execution of the Certificate of Acceptance to and including the day immediately preceding the First Basic Rent Date;

       (b) As Basic Rent, commencing on the First Basic Rent Date, and on each Basic Rent Date thereafter to and including the Last Basic Rent Date, an amount equal to the Basic Rent as stipulated on the appropriate Equipment Schedule;

       (c) As Supplemental Rent, on or before the date required by the terms hereof (or upon Lessor's demand if no such date is specified herein), any other amount which Lessee is obligated to pay hereunder with respect to such Items of Equipment including indemnity payments and payments of Casualty Value.

       (d) To the extent permitted by applicable law, Lessee shall pay to Lessor a late charge (computed on the basis of a 360-day year) at the Overdue Rate on any payment of Basic Rent or Supplemental Rent for any Items of Equipment which is not paid when due (with a fifteen (15) day grace period). Such late charge shall accrue at the Overdue Rate from the applicable due date until said Rent payment is made in full.

Section 6.   NET LEASE.

       Each Lease created hereunder for any Items of Equipment shall be a net lease and Lessee acknowledges that Lessee's obligations thereunder, including, without limitation, its obligation to pay all Rent, shall be absolute and unconditional and, except as provided in Section 14 hereof, Lessee shall not be entitled to any abatement, reduction, defense, counterclaim, set-off, or recoupment, including, without limitation, abatements, deductions or set-offs due or alleged to be due by reason of any past, present or future claim of Lessee under any Lease, or any other agreement, contract or undertaking, against Lessor, any assignee of Lessor, or any vendor or manufacturer of the Equipment. Provided, however, that nothing herein shall limit Lessee's right to pursue any claims that it may have against Lessor or any other party in any appropriate manner. Except as otherwise expressly provided herein, such Leases shall not terminate, nor the obligations of Lessee or Lessor thereunder be otherwise affected, for any reason whatsoever, including, without limitation, any defect in the Equipment or any part or Items thereof or Lessor's title thereto or any damage to or destruction or loss of or interference with the possession or use of any Items of Equipment from any cause whatsoever (except for losses caused by Lessor); any liens, encumbrances or rights of others with respect to all or any part of the Equipment; the invalidity or unenforceability or lack of due authorization of this Agreement or any Lease; any insolvency of or any bankruptcy, reorganization or similar proceeding against Lessee or Lessor; or for any other cause similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that all Rent and other amounts payable by Lessee hereunder shall continue to be payable in all events in the manner and the times herein provided, unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Agreement. To the extent permitted by applicable law,


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Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to cancel, quit or surrender this Agreement, any Lease or any of the Equipment except in accordance with the express provisions hereof.

Section 7.   OWNERSHIP OF EQUIPMENT.

      The Equipment shall at all times (prior to the exercise by Lessee of any purchase option pertaining to any Item of Equipment as set forth herein and except as otherwise set forth in Section 14(c) hereof) remain the property of Lessor and any Items of Equipment may be removed by Lessor at any time after termination of the Lease with respect thereto (unless purchased by Lessee in accordance with the terms hereof and except as otherwise set forth in Section 14(c) hereof). Lessee shall, at its own expense, protect and defend Lessor's title in the Equipment and any Items thereof against all claims and liens of Lessee's creditors or any other person or entity whatsoever and shall at all times keep all Items of Equipment free and clear of all claims, liens and encumbrances except those resulting from the agreements or acts of Lessor.

Section 8.   POSSESSION.

      (a) Lessor warrants to Lessee that Lessee shall be entitled, as against all persons claiming by, through or under Lessor, to possess each of the Items of Equipment (and ultimately to purchase each Item of Equipment on the terms and at the price set forth in the relevant Equipment Schedule, free and clear of any liens or encumbrances not created by Lessee and to receive good and marketable title thereto), subject to the terms of the individual Lease for such Items of Equipment, which shall include the terms of this Agreement, so long as Lessee is not in default hereunder and under such Lease.

      (b) Unless Lessee exercises its purchase option, upon the expiration or earlier termination of each such Lease, Lessee, at its sole cost and expense, shall return the Items of Equipment leased thereunder to Lessor at Scottsdale, Arizona, or such other location in the United States as Lessor and Lessee may mutually agree and in as good condition and operating order as when delivered to Lessee, reasonable wear and tear excepted, subject to the terms of this Agreement.

Section 9.   TERMINATION OF LEASE; END OF TERM LIABILITY.

      This Lease will terminate at the end of the Expiration Date of the Initial Term or such later date as determined in accordance with the provisions of
Section 4 hereof (the "End of the Lease Term") unless terminated earlier in accordance with the terms of this Agreement. Lessee hereby agrees to return the Equipment at Scottsdale, Arizona or such other location in the United States as Lessor and Lessee may mutually agree, at the End of the Lease Term or at Lessor's request upon default by Lessee hereunder (unless Lessee has purchased such Equipment in accordance with the terms hereof and except as otherwise set forth in Section 14(c) hereof).

Section 10.  MAINTENANCE.

      (a) Lessee at all times shall keep, repair, maintain and preserve the Equipment in good order and operating condition. Lessee covenants that the Equipment will be used and operated at all times materially in accordance with manufacturer instructions and in compliance in all material respects with any restriction contained in manufacturer warranties regarding the Equipment, and as otherwise may be required to enforce warranty claims against the manufacturer.

      (b) All maintenance and service charges related to the Equipment shall be borne by Lessee.

Section 11.  LOCATION AND USE OF EQUIPMENT.

      (a) During the term of each Lease for Items of Equipment, such Items shall be located at the address indicated in the relevant Certificate of Acceptance, or such other location as may be approved by the Lessor from time to time (which consent shall not be unreasonably withheld). Items of Equipment may be removed from such address only with the prior written consent of Lessor and any assignee of Lessor and provided that prior to such removal Lessee has executed and filed such Uniform Commercial Code financing statements and such other filings in any new locations as are necessary to preserve the right, title and interest of Lessor and any assignee of Lessor in such Items of Equipment.


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95.03.31                                                               Rev. 1/94

      (b) Lessee covenants and warrants that during the period that any Equipment is leased to Lessee hereunder, such Equipment will be used and operated at all times in compliance, in all material respects, with the laws of the jurisdiction(s) in which it is located, and in compliance, in all material respects, with all actions, rules, regulations and orders of any commission, board or other legislative, administrative, or judicial body or officer having power to regulate or supervise the use or operation of the Equipment.

Section 12.  INSURANCE.

      During the period that any Equipment is leased to Lessee hereunder, Lessee will, at all times and at its sole expense, carry and maintain, or cause to be carried and maintained: (a) insurance for loss of or damage to the Equipment caused by fire, lightning, tornado and windstorms, explosion, smoke and smudge, aircraft and motor vehicle damage, strikes, riots and civil commotion, burglary and theft, vandalism and malicious mischief, and other casualty events customarily insured against with respect to similar equipment, in an amount not less than the Casualty Value of the Equipment, and (b) public liability insurance covering the Equipment, in such amounts to be not less than two million dollars ($2,000,000) and against such risks as is customary with respect to similar equipment. Such policies will provide that the same may not be invalidated against Lessor or any assignee of Lessor by reason of any violation of a condition or breach of warranty of the policies or the application therefor by Lessee, that the policies may be cancelled or materially altered or reduced in coverage by the insurer only after thirty (30) days prior written notice to Lessor and any assignee of Lessor, and that the insurer will give written notice to Lessor and any assignee of Lessor in the event of nonpayment of premium by Lessee when due. Upon the execution of this Agreement and thereafter not less than thirty (30) days prior to the expiration dates of any such policies theretofore furnished under this Section, copies of the policies of insurance required by this Section shall be delivered by Lessee to Lessor and any assignee of Lessor. Such policies may be blanket policies covering other equipment not subject to the Leases created hereunder and under the Equipment Schedules, provided that any such blanket policy or certificate of insurance issued with respect thereto shall specifically describe the Equipment as being included therein and covered thereby to the full extent of the coverages and amounts required hereunder. If Lessee shall fail to cause the insurance required under this Section to be carried and maintained, Lessor or any assignee of Lessor may provide such insurance and Lessee shall reimburse Lessor or any such assignee of Lessor as the case may be, upon demand, for the reasonable cost thereof as Supplemental Rent hereunder. Lessor and any assignee of Lessor will be named as the sole loss payees, as their interest may appear, on all policies referred to in clause (a) above, so that the insurance proceeds payable under such policies will be payable and paid solely to Lessor and to any assignee of Lessor, as their interests may appear. Lessor and any assignee of Lessor will be named as additional insureds on all policies referred to in clause (b) above.

Section 13.  RISK OF LOSS, EVENT OF LOSS.

      (a) Lessee hereby assumes and shall bear the entire risk of loss or damage including, but not limited to, destruction, theft, or governmental taking of any Items of Equipment or any part or component thereof ("Event of Loss"), however caused or occasioned, whether partial or complete and whether or not covered by insurance. No such loss or damage shall relieve Lessee of any of its obligations under this Lease including, without limitation, the obligation to pay Rent. Lessee shall immediately notify Lessor of any Event of Loss involving the Equipment or any Items or part thereof.

      (b) If an Event of Loss occurs with respect to any Items of Equipment, Lessee, at the option and direction of Lessor, shall: (i) repair or restore the Items of Equipment to good repair, condition and working order; or (ii) replace the Items of Equipment with substantially identical equipment in good repair, condition and working order, title to which shall be transferred to Lessor free and clear of all liens, claims and encumbrances whatsoever; or (iii) pay Lessor in cash the Casualty Value for such Items of Equipment as set forth in the relevant Equipment Schedule.

      (c) If Lessor has directed Lessee to repair, restore or replace any Item of Equipment pursuant to clause (i) or (ii) above and if Lessee is not in default hereunder, then Lessor shall pay to Lessee any insurance proceeds received by it in connection with the Event of Loss affecting such Item of Equipment. In the event of an election by Lessor pursuant to clause (iii) above, and upon payment by Lessee of the Casualty Value and any accrued and unpaid Rent and all other amounts due under the Lease for such Items of Equipment, Lessee's obligation to pay Rent with respect to such Items of Equipment shall terminate, and Lessee shall become entitled


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to possession and ownership of such Items of Equipment, or parts or components thereof, AS-IS, WHERE-IS without any warranty by Lessor, express or implied, and all insurance proceeds from such Event of Loss shall be paid to Lessee.

Section 14.  ENFORCEMENT OF WARRANTY.

      (a) Upon receipt of written request from Lessee, so long as Lessee shall not be in default under the relevant Lease or Equipment in question, Lessor shall take all reasonable action requested by Lessee to enforce any manufacturer's warranty, express or implied, issued on or applicable to any Items of Equipment, which is enforceable only by Lessor in its own name, provided, however, that Lessor shall not be obligated to resort to litigation to enforce any such warranty unless Lessee shall pay all reasonable expenses in connection therewith. Provided, Lessor's obligation under this paragraph (a) after the term of any relevant Lease shall have expired shall be subject to reimbursement of its actual expenses incurred thereby by Lessee, which shall be payable within thirty (30) days.

      (b) Similarly, if any such warranty for any Items of Equipment shall be enforceable by Lessee in its own name, Lessee hereby agrees, upon receipt of written request from Lessor and so long as this Agreement and the relevant Leases for Items of Equipment shall remain in force, to take all reasonable action requested by Lessor to enforce any such warranty, provided, however, that Lessee shall not be obligated to resort to litigation to enforce any such warranty unless Lessor shall pay all reasonable expenses in connection therewith.

      (c) Lessor hereby assigns to Lessee any warranty rights which Lessor may have against the manufacturer with respect to any Items of Equipment, to the extent such warranty rights are assignable. With respect to such warranty rights as are not assignable, Lessor hereby appoints Lessee as its agent and attorney-in-fact for the purpose of enforcing such warranty rights at Lessee's expense for so long as no Event of Default hereunder shall have occurred and be continuing.

      (d) In the event that either Lessor or Lessee resorts to litigation to enforce any warranty ("Litigating Party"), it is agreed that the Litigating Party shall have the right to take such action as it deems appropriate to settle, compromise or otherwise dispose of any claim under any such warranty, provided that the non-Litigating Party shall not be bound by any rulings, judgments, decisions, agreements, compromises and settlements made or handed down with respect thereto or entered into by the Litigating Party unless the non-Litigating Party shall have agreed in writing to be bound thereby.

Section 15.  DISCLAIMER OF WARRANTIES.

      Lessor leases the Equipment to Lessee AS-IS, WHERE-IS, in whatever condition it may be, without any agreement, warranty or representation, express or implied as to any matter whatsoever respecting the Equipment except as expressly set forth herein or in the Schedules hereto. Without limiting the generality of the foregoing, Lessor expressly disclaims any implied warranty of merchantability, fitness or adequacy for any particular purpose or use, quality, productiveness or capacity.

Section 16.  INDEMNIFICATION.

      (a) Lessor shall not be liable to Lessee for, and Lessee shall indemnify and hold Lessor and any assignee of Lessor, including, but not limited to, any security assignee, under any Lease (each such party referred to as an "indemnified party") harmless on an after-tax basis from and against any obligation, liability (including liability for negligence), claim, demand, action, suit, judgment, cost, loss, damage or expense (including litigation expense and attorneys' fees) of any kind or nature imposed on, incurred by or asserted against Lessor, caused, directly or indirectly, by or relating to (i) the inadequacy of any Items of Equipment for its or their intended purpose, (ii) any deficiency or defect (patent or latent) in any Items of Equipment, (iii) the use, operation or performance by Lessee of any Items of Equipment, (iv) any interruption or loss of service, use or performance of any Items of Equipment,
(v) any patent, trademark, or copyright infringement relating to use by Lessee of any Items of Equipment, or (vi) any loss of business or other consequential damage whether or not resulting from any of the foregoing. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSOR SHALL NOT BE LIABLE FOR INJURIES TO PERSONS OR DAMAGE TO THE EQUIPMENT OR ANY OTHER PROPERTY UNDER ANY THEORY OF STRICT LIABILITY, AND LESSEE SHALL INDEMNIFY AND SAVE LESSOR AND EACH OTHER INDEMNIFIED PARTY HARMLESS ON AN AFTER-TAX BASIS FROM ANY SUCH LIABILITY AND ALL COSTS AND EXPENSES IN DEFENDING THE SAME. All of Lessor's rights under this Section shall survive the termination of the Leases created


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95.03.31                                                               Rev. 1/94

hereunder, for a period of one (1) year. Lessee shall not be required to indemnify Lessor for claims in connection with any Items of Equipment arising from events which occur after such Items of Equipment have been redelivered to Lessor.

      (b) Lessee shall pay, indemnify and hold Lessor and each other indemnified party harmless on an after-tax basis from and against all taxes, fees and other charges, however designated, which are levied or imposed by any governmental authority upon any Items of Equipment or upon the sale, purchase, ownership, lease, use, possession or disposition thereof or upon Rent payable under the Lease therefor, including but not limited to sales and use taxes, personal property taxes, privilege and excise taxes, franchise taxes, ad valorem and value added taxes, leasing taxes, stamp taxes, gross receipts and gross income taxes and license and registration fees, excluding however, taxes levied against Lessor upon or measured by Lessor's net income, net worth or capital stock. To the extent permitted by applicable law, Lessee shall prepare (in such manner as will show Lessor's ownership of the Items of Equipment) and timely file all tax returns required by law in connection with taxes payable or indemnified by Lessee hereunder. With respect to any such tax return required to be filed by Lessor, Lessee shall notify Lessor of such requirement and furnish Lessor with all forms and information necessary for the preparation and timely filing of such return.

Section 17.  MODIFICATION OF EQUIPMENT.

      (a) If subsequent to the commencement of the relevant Lease, Lessee desires to: (i) make, or cause to be made, modifications or alterations to the physical condition of any Items of Equipment then subject to the Lease ("Modifications"); or (ii) add additional features or model changes ("Additional Features") to any Items of Equipment then under the Lease, which Additional Features are integral to the current functions of any of such Items of Equipment; or (iii) add Additional Features, whether or not integral to the current functions of any Items of Equipment, the installation or use of which would require any Modifications to any Items of Equipment, then Lessee shall give Lessor an opportunity to obtain any such Modifications, or Additional Features described in clauses (ii) and (iii) above, at Lessor's expense and to lease such Modifications or Additional Features to Lessee upon terms and conditions mutually agreeable to Lessor and Lessee (it being understood that the additional monthly rental payments which shall be paid by Lessee to Lessor for such Modifications or Additional Features must be sufficient to cover Lessor's related monthly debt payments, if any, incurred to finance the acquisition of such Modifications or Additional Features, that any such Modifications or Additional Features obtained by Lessor shall be deemed to be part of the Items of Equipment leased under the relevant Lease, and that Lessee shall be responsible for all related transportation and installation charges and maintenance charges for such Modifications or Additional Features. In the event that Lessor does not wish to obtain such Modifications or Additional Features, or Lessor and Lessee are unable to agree on leasing terms and conditions related to such Modifications or Additional Features, then Lessee, with the prior written consent of Lessor, which consent may not be unreasonably withheld, may purchase and install any such Modifications or Additional Features at Lessee's own expense with no additional Rent due Lessor for such Modifications or Additional Features.

      (b) Lessee may, at its own expense, and without the prior consent of Lessor, add Additional Features which enhance the capabilities of any existing Items of Equipment, but which are not integral to the current functions of such Items of Equipment and whose installation or use involves no Modifications, provided that such Additional Features do not interfere with the normal operation or maintenance of any Items of Equipment. Anything to the contrary in this clause (b) notwithstanding, any Additional Features described in this clause (b) which could not be removed or detached from the applicable Items of Equipment following installation, or whose installation or use would prevent the Items of Equipment from being restored to the condition in which such Items of Equipment are to be returned to Lessor as specified in Section 9(b) hereof ("Return Condition"), may not be added by Lessee to the Items of Equipment without the prior written consent of Lessor. Lessee agrees to give Lessor written notice of the addition of any such Additional Features within 30 days after installation thereof.

Section 18.  TRANSPORTATION EXPENSES.

      All transportation and installation expenses incurred in connection with the delivery of the Equipment to Lessee shall be paid by Lessee. Transportation expenses incurred in connection with redelivery of the Equipment to Lessor shall be paid by Lessee.


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Section 19.  EVENTS OF DEFAULT AND LESSOR'S REMEDIES.

      (a) Any of the following events shall constitute an Event of Default under any Lease created hereunder: (i) Lessee shall fail to pay any Basic Rent or other amount due under any such Lease within fifteen (15) days after written demand from Lessor is received by Lessee; (ii) Lessee shall attempt to remove, sell, transfer, encumber, part with possession of, assign or sublet (except as expressly permitted by the provisions hereof) the Items of Equipment leased under such Lease or any part thereof; (iii) any representation or warranty made by Lessee in this Agreement or in any document or certificate furnished to Lessor in connection herewith, shall prove to have been incorrect in any material respect when made; (iv) Lessee shall fail to perform or observe any other of its covenants or obligations under the Lease for a continuous period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor;
(v) Lessee shall cease doing business as a going concern; (vi) a petition shall be filed by or against Lessee under the Federal Bankruptcy Act or any amendment thereto (including a petition for reorganization or arrangement), and, if filed against Lessee, such petition shall not have been discharged within sixty (60) days after such filing; (vii) a receiver shall be appointed for Lessee or its property; or (viii) Lessee shall commit an act of bankruptcy, become insolvent, make an assignment for the benefit of creditors, or offer a composition generally of its indebtedness.

      (b) Upon the occurrence of any Event of Default under such Lease, as specified in subsection (a) of this Section 20, and at any time thereafter so long as the same shall be continuing, Lessor or any assignee of Lessor with respect to such Lease, at its sole option, may (i) declare immediately due and payable by Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the sum of (A) all unpaid Rent due under such Lease up to the date of payment by Lessee under this clause (i), and (B) the Casualty Value of the Items of Equipment leased under such Lease as of the Basic Rent Date immediately preceding the date on which Lessor or its assignee declares an Event of Default to exist; (ii) terminate the Lease, without prejudice to any other remedies of Lessor hereunder; (iii) whether or not the Lease has been terminated pursuant to subsection (ii) above, take possession of the Items of Equipment subject to such Lease during Lessee's normal business hours, without demand or notice, wherever the Items of Equipment may be located, without court order or other process of law (Lessee hereby waiving any right it may have to notice and hearing before repossession). Lessee hereby waives any and all damages occasioned by such entry or taking of possession. Any taking of possession pursuant to this subsection (b) (iii) shall not in itself constitute termination of the Lease and shall not, in any event, relieve Lessee of its obligations under the Lease.

      Lessee shall reimburse Lessor for all reasonable expenses (including attorneys' fees) incurred by Lessor in enforcing its rights under this Section
20. Any unpaid Rent and any unpaid Casualty Value payable as liquidated damages pursuant to clause (i) of this subsection 20(b) shall bear interest at the Overdue Rate until paid in full.

      Upon taking possession of any Items of Equipment, Lessor may, at its sole option and without notice to Lessee, lease the repossessed Items of Equipment to any unaffiliated third party on such terms and conditions as Lessor may determine, or sell such Items of Equipment at public auction or at private sale, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such sale or lease, except to the extent specified in this subsection 20(b). In the event that Lessor leases or sells any repossessed Items of Equipment, the Net Proceeds of such lease or sale (as defined below) shall first be credited to any amounts due and owing by Lessee under clause (i) above, and second, shall be used to reimburse Lessee for any payment already made by Lessee on account of amounts owed under clause (i) above. Any surplus shall be retained by Lessor. Lessee shall remain liable for any deficiency resulting from an excess of amounts due and owing by Lessee over Net Proceeds. As used in this subsection 20(b), "Net Proceeds" shall mean the proceeds actually received by Lessor from a sale of the repossessed Items of Equipment, or the gross proceeds of a new loan actually received plus any rents received prior to the new loan being funded, less all reasonable costs and expenses (including attorneys' fees and disbursements) incurred by Lessor as a result of Lessee's default and Lessor's exercise of its remedies with respect thereto. No right or remedy conferred upon or reserved to Lessor hereunder shall be exclusive of any other right or remedy, and each shall be cumulative and in addition to all other remedies available at law or in equity. The failure of Lessor to exercise the rights granted hereunder upon the occurrence of any Event of Default shall not constitute a waiver of any further or subsequent Event of Default.

Section 20.  ASSIGNMENTS.

      Lessor may, at any time and from time to time, without notice to, or the consent of, Lessee: (1) assign, sell or transfer, in whole or in part, Lessor's rights under any Leases created hereunder with respect to any Items


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of Equipment, and any or all of Lessor's rights thereunder, including, without limitation, the right to receive any or all Rent payable under such Leases, (ii) sell, transfer or assign legal title to and ownership of the Equipment or any Items thereof to any person or entity, and (iii) mortgage or grant a security interest in any such Lease or in the Equipment or any Items thereof, to any person or entity; provided, however, that any such assignment, sale, transfer, mortgage or grant of security interest shall be subject to Lessee's rights under any such Leases so long as no Event of Default has occurred and is continuing thereunder. The terms of any such assignment of any Lease, except as security, shall be such as to permit Lessee to deal exclusively with SLC Financial Corporation as agent for such assignee in matters relating to the performance and administration of the Lease. Subsequent to any such assignment by Lessor, Lessor shall give Lessee written notice of such assignment, identifying therein the name and address of the assignee. Any such assignee of Lessor shall have all of the right, title and interest of Lessor as relates solely to the Items of Equipment and Lease or Leases assigned, sold or transferred to such assignee, and any assignee, other than an assignee for security only, shall become for all purposes of this Agreement and the relevant Lease, beginning on the date of such assignment, the Lessor of such Items of Equipment. Lessee hereby consents to such assignments, and agrees to acknowledge in writing any such assignment within five (5) days after receipt of written notice thereof from Lessor, and in the case of any such assignment, to take steps to confirm the status of any such assignee hereunder and under the relevant Lease, including, without limitation, providing to such assignee, at Lessee's sole cost and expense, any document (including Uniform Commercial Code financing statements or continuation statements) reasonably requested by such assignee to evidence or protect such assignee's title or other interest in the relevant Items of Equipment. As it relates to any assignment by Lessor to a Successor Lessor, any Successor Lessor must expressly agree to be bound by the terms hereof and of the relevant Lease, including without limitation, any right on the part of Lessee to purchase the relevant Items of Equipment under the terms of the applicable Equipment Schedule.

      So long as Lessor's rights hereunder are assigned to any assignee, Lessee may not assert against any such assignee any defense, counterclaim, recoupment, or set-off Lessee may have against Lessor. Lessee agrees that it will not seek to cancel or terminate this Agreement or any of the Leases created hereunder (except as expressly permitted herein) or otherwise avoid its obligations hereunder or thereunder as against such assignee, and further agrees that it will pay to such assignee all Rent due under such Leases and assigned to such assignee, without regard to any such defense, counterclaim, recoupment, or set-off. However, nothing herein shall be construed to prevent Lessee from exercising against Lessor any claim for damages or injunctive relief which Lessee may have against Lessor.

Section 21.  LESSEE'S WARRANTIES.

      (a) Lessee hereby warrants and represents to Lessor, its successors and assigns as follows: (i) Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and is qualified to do business in, and is in good standing in, each state or other jurisdiction in which the nature of its business makes such qualification necessary (including each state or other jurisdiction in which the Equipment or any part thereof will be located); (ii) Lessee has the corporate power and authority to execute and perform its obligations under this Agreement, the Equipment Schedules and the Leases created thereunder and any related documents and certificates and to lease the Equipment under the Leases, and Lessee's execution and performance of this Agreement, the Equipment Schedules and the Leases created thereunder have been duly authorized by all necessary corporate action; (iii) the leasing of the Equipment from Lessor, the execution and delivery of this Agreement, the Equipment Schedules and any other related instruments, documents and agreements, and the compliance by Lessee with the terms thereof do not conflict with and will not result in a violation or breach of Lessee's Certificate of Incorporation (or equivalent document), or its Bylaws, or any indenture, contract or agreement by which Lessee is bound, or with any statute, judgment, decree, rule or regulation binding upon Lessee; (iv) no consent or approval of any trustee or holder of any indebtedness or obligation of Lessee, and no consent or approval of any governmental authority, is necessary (or, if required, has been obtained) for Lessee's execution or performance of this Agreement, the Equipment Schedules and the Leases created thereunder; (v) this Agreement, and the Equipment Schedules, when executed by the duly authorized officer or officers of Lessee, will constitute legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their terms, subject to enforcement limitations imposed by rules of equity or by bankruptcy or similar laws; (vi) no mortgage, deed of trust, or other lien which now covers or affects, or which may hereinafter cover or affect, any property or interest therein of Lessee, now attaches or hereafter will attach to the Equipment or any Items of Equipment, or in any manner


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affects or will affect adversely Lessor's right, title and interest therein;
(vii) there is no litigation or other proceeding now pending or, to the best of Lessee's knowledge threatened, against or affecting Lessee, in any court or before any regulatory commission, board or other administrative governmental agency which would directly or indirectly adversely affect or impair the title of Lessor to the Equipment, or which, if decided adversely to Lessee, would materially adversely affect the business operations or financial condition of Lessee; (viii) all balance sheets, statements of profit and loss and other financial data that have been delivered to Lessor with respect to Lessee (i) are complete and correct in all material respects, (ii) accurately present the financial condition of Lessee on the dates for which, and the results of its operations for the periods for which, the same have been furnished, and (iii) have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered thereby, since the January 1995 financial statements delivered to Lessor by Lessee, there has been no change in the condition of Lessee, financial or otherwise, since the date of the most recent financial statements delivered to Lessor with respect to Lessee other than changes in the ordinary course of business, none of which changes, either separately or in aggregate, has been materially adverse.

Section 22.  LESSOR'S RIGHT TO PERFORM FOR LESSEE.

      If Lessee fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, Lessor may itself, after notice to Lessee, make any such payment or perform or comply with any such agreement, and the amount of any such payment and the amount of the reasonable expenses of Lessor incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Overdue Rate, if not paid by Lessee to Lessor on demand, shall be deemed Supplemental Rent due Lessor hereunder; provided, however that no such payment, performance or compliance by Lessor shall be deemed to cure any Event of Default hereunder until such amounts are paid to Lessor by Lessee.

Section 23.  FURTHER ASSURANCES.

      Lessee will promptly and duly execute and deliver to Lessor, and any assignee of Lessor, such other documents, and do such further acts, including, without limitation, such amendments to this Agreement or any Lease created hereunder as may be reasonably required by Lessor or by any assignee of Lessor from time to time in order to carry out more effectively the intent and purposes of this Agreement and any Lease created hereunder.

Section 24.  NOTICES.

      All notices provided for or required under the terms and provisions hereof shall be in writing, and any such notice shall be deemed given when personally delivered or when deposited in the United States mails, with proper postage prepaid, for first class certified mail, return receipt requested, addressed (i) if to Lessor or Lessee, at their respective addresses as set forth herein or at such other address as either of them shall, from time to time, designate in writing to the other, and (ii) if to any assignee of Lessor, to the address of such assignee as such assignee shall designate in writing to Lessor and Lessee.

Section 25.  SEVERABILITY OF PROVISIONS.

      In the event any one or more of the provisions contained herein shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Section 26.  BENEFIT.

      This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective heirs, legal representative, successors and assigns.


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95.03.31                                                               Rev. 1/94

Section 27.  HEADINGS.

      The paragraph headings hereof have been inserted for convenience of reference only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

Section 28.  GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

Section 29.  AMENDMENTS.

      This Agreement, the Equipment Schedules, and each related instrument, document, agreement and certificate, collectively constitute the entire agreement between Lessor and Lessee with respect to the leasing of the Equipment and may be amended or modified only by a writing signed by the parties hereto or their respective successors and assigns.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

LESSOR: SLC FINANCIAL CORPORATION        LESSEE AWIN LEASING COMPANY, INC.


BY: /s/ [Illegible]                      BY:  /s/ [Illegible]
    -------------------------                 -------------------------

TITLE: Pres.                             TITLE: Vice President
      -----------------------                  ------------------------

DATE: 4/20/95                            DATE: April 3, 1995
     ------------------------                 -------------------------

This is Counterpart No. 3 of 3 serially numbered, manually executed counterparts. To the extent that this document constitutes chattel paper under the Uniform Commercial Code, no security interest in this document may be created through the transfer and possession of any counterpart other than Counterpart No. 1.


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